Registration Statement Supplement

John Hancock Collateral Trust (the fund)

Supplement dated September 23, 2021 to the fund’s registration statement, as may be supplemented (the Registration Statement)

On September 23, 2021, the fund’s Board of Trustees approved the conversion of the fund into an institutional prime money market fund pursuant to Rule 2a-7 under the Investment Company Act of 1940, as amended. This conversion is expected to occur on or about November 19, 2021.

Upon the completion of the conversion, the fund’s Registration Statement will be revised to reflect the fund’s operation as an institutional prime money market fund. The fund’s current investment strategies, policies and restrictions are not expected to change materially, and the fund will continue to have a floating net asset value with a target price per share of $10.000. Finally, neither the fund’s management nor its risk and return profile is expected to change as a result of the conversion.

You should read this supplement in conjunction with the Registration Statement and retain it for your future reference.

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